Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-41224, 333-41226, 333-51959, 333-76324, 333-145609, and 333-145610 each on Form S-8 and Registration Statement No. 333-231931 on Form S-3 of our reports dated February 25, 2020, relating to the consolidated financial statements and financial statement schedule of American Tower Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of American Tower Corporation for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 25, 2020